Exhibit 99.1

RPM Reports Results for Fiscal 2021 Fourth Quarter and Full Year

•	Successfully completed MAP to Growth operating improvement program with annualized savings exceeding target by $30 million

•	Fourth-quarter net sales increased 19.6% to $1.74 billion

•	Fourth-quarter diluted EPS increased 42.9% to $1.20 and adjusted diluted EPS increased 13.3% to $1.28

•	Fiscal 2021 full-year sales increased 10.9% to $6.11 billion

•	Fiscal 2021 full-year diluted EPS increased 65.4% to $3.87 and adjusted diluted EPS increased 35.5% to $4.16

•	Record cash from operations of $766.2 million for the full year driven by margin improvements and good working capital management

•	Supply chain challenges and margin pressure expected to persist during the fiscal 2022 first-half

MEDINA, OH – July 26, 2021 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported financial results for its fiscal 2021 fourth quarter and year ended May 31, 2021.

“As we conclude a fiscal year unlike any other, I am extremely grateful for the perseverance of our associates around the world. Through their efforts, we were able to generate very strong fourth-quarter and full-year financial results. For the full fiscal year, consolidated sales increased nearly 11% to $6.1 billion, net income increased 65% to $502.6 million, and cash flow climbed nearly 40% to a record $766.2 million,” stated RPM chairman and CEO Frank C. Sullivan.

“Also at year end, we brought our MAP to Growth operating improvement program to a successful conclusion. Over the course of the three-year initiative, we reduced our global manufacturing footprint by 28 facilities, created a lasting culture of manufacturing excellence and continuous improvement, consolidated material spending across our operating companies, negotiated improved payment terms that helped us to reduce working capital, consolidated 46 accounting locations, migrated 75% of our organization to one of four group-level ERP platforms and returned $1.1 billion of capital to shareholders,” Sullivan continued.

“These actions generated $320 million in annualized cost savings, which exceeded our original target by $30 million. We also significantly improved our profit margin profile and cash generation, as reflected in the cumulative total return generated by RPM that has exceeded our peer group average over the last three years,” stated Sullivan. “The operational disciplines we developed will continue to generate improvements in our profitability, cash flow and return on investment metrics. Perhaps more significantly, we maintained our entrepreneurial, growth-focused culture as evidenced by the fact that our revenues grew at or above our industry averages throughout the MAP to Growth program. Our ability to achieve these accomplishments during the disruptions caused by the global pandemic and unprecedented supply chain challenges is a testament to the dedication and resilience of the RPM associates worldwide.”

RPM Reports Results for Fiscal 2021 Fourth Quarter and Full Year

July 26, 2021

“While we have officially concluded our 2020 MAP to Growth operating improvement plan and achieved our primary objectives, we still expect to generate more than $50 million in incremental MAP to Growth savings in fiscal 2022. RPM has always been exceptional at growing the top line. Now, thanks to MAP to Growth, we are a much more efficient business as well,” stated Sullivan. “Our next step is to leverage the lessons learned from MAP to Growth to chart a course for 2025. Over the next six to 12 months, we will be working on a ‘MAP 2.0’ program in conjunction with our operating leaders. We remain committed to achieving our long-term goal of a 16% EBIT (earnings before interest and taxes) margin. We will share more information about this program over the coming quarters.”

Fourth-Quarter Consolidated Results

Fiscal 2021 fourth-quarter net sales were $1.74 billion, an increase of 19.6% compared to the $1.46 billion reported in the year-ago period. Fourth-quarter net income increased 42.8% to $156.1 million compared to net income of $109.3 million in the prior-year period. Diluted earnings per share (EPS) were $1.20, an increase of 42.9% compared to diluted EPS of $0.84 in the year-ago quarter. Income before income taxes (IBT) was $204.3 million compared to $146.9 million reported in the same period last fiscal year. RPM’s consolidated EBIT increased 26.6% to $215.0 million compared to $169.8 million reported in the fiscal 2020 fourth quarter.

The fourth quarter included restructuring and other items that are not indicative of ongoing operations of $21.2 million during fiscal 2021 and $43.8 million in fiscal 2020. Excluding these items, RPM’s adjusted EBIT was $236.2 million compared to $213.6 million during the year-ago period, which was an increase of 10.6%. The company has excluded the impact of gains and losses from marketable securities from adjusted EPS, as their inherent volatility is outside of management’s control and cannot be predicted with any level of certainty. These investments resulted in a net after-tax gain of $11.8 million for the fourth quarter of fiscal 2021 and a net after-tax loss of $1.9 million during the same quarter last year. Excluding the restructuring and other adjustments, as well as investment gains and losses, fiscal 2021 fourth-quarter adjusted diluted EPS increased 13.3% to $1.28 compared to $1.13 in the fiscal 2020 fourth quarter.

“Because of an unusual comparison in our non-operating segment, our fourth-quarter operating performance was actually better than indicated by our consolidated adjusted EBIT growth of 10.6%. It’s important to note that last year’s fourth quarter was impacted by the pandemic’s onset, which created the extraordinary situation where our non-operating segment reported a profit due to lower medical expenses, incentive reversals and other factors. On the other hand, during this year’s fourth quarter, we experienced higher insurance costs due to property claims and business interruptions created by hurricanes and winter storm Uri, as well as higher incentives tied to improved performance,” stated Sullivan. “Excluding the impact of our non-operating segment from both years, our four operating segments generated impressive sales growth of 19.6% and adjusted EBIT growth of 27.5% as they overcame margin pressures and supply availability challenges.”

Fourth-Quarter Segment Sales and Earnings

Construction Products Group net sales were a record $629.4 million during the fiscal 2021 fourth quarter, which was an increase of 33.2% compared to fiscal 2020 fourth-quarter net sales of $472.4 million. The

RPM Reports Results for Fiscal 2021 Fourth Quarter and Full Year

July 26, 2021

sales increase was driven by organic growth of 28.4% and foreign currency translation tailwinds of 4.8%. Segment IBT was $107.2 million compared to $70.3 million a year ago. EBIT was $108.9 million, an increase of 50.4% versus EBIT of $72.4 million in the fiscal 2020 fourth quarter. The segment incurred $1.5 million in restructuring expenses during the fourth quarter of fiscal 2021 and $5.0 million in restructuring and other items not indicative of ongoing operations during the same period of fiscal 2020. Excluding these charges, fiscal 2021 fourth-quarter adjusted EBIT was a record $110.4 million compared to adjusted EBIT of $77.3 million reported during the year-ago period, representing an increase of 42.7%.

“Construction, maintenance and repair activity accelerated during the quarter in the U.S. and even more so in international markets, which had been more heavily constrained, as the impact of the pandemic eased. Our Construction Products Group capitalized on this trend and generated record results,” stated Sullivan. “Leading the way in North America were our businesses that provide commercial roofing materials and concrete admixtures and repair products, as well as our European businesses, all of which generated record sales. Demand for our Nudura insulated concrete forms remained at elevated levels as a result of their relatively low installed cost, in addition to their environmental and structural benefits as compared to traditional building methods. The bottom line was boosted by volume leveraging, savings from our MAP to Growth program and higher selling prices.”

Performance Coatings Group net sales were $283.3 million during the fiscal 2021 fourth quarter, which was an increase of 20.5% compared to the $235.1 million reported a year ago. Organic sales increased 12.9% and acquisitions contributed 2.9%. Foreign currency translation increased sales by 4.7%. Segment IBT was $26.0 million compared to $18.7 million reported a year ago. EBIT was $25.9 million, an increase of 38.2% compared to $18.7 million in the fiscal 2020 fourth quarter. The segment reported fourth-quarter restructuring expenses and acquisition-related costs of $5.1 million in fiscal 2021 as compared to $4.9 million in fiscal 2020. Adjusted EBIT, which excludes these charges, was $31.0 million during the fourth quarter of fiscal 2021 compared to adjusted EBIT of $23.7 million during the year-ago period, representing an increase of 31.2%.

“Our Performance Coatings Group also benefited from the release of pent-up demand for the construction, maintenance and repair of structures in the U.S. and abroad, which it leveraged into strong year-over-year growth,” stated Sullivan. “This segment had been particularly challenged through the pandemic because of its greater exposure to international markets and the oil and gas industry, as well as a greater reliance on facility access to apply its products. Points of strength in the segment were its businesses providing commercial flooring systems and North American bridge and highway products, as well as a recovery in its international businesses. Segment earnings increased due to higher sales volumes, the MAP to Growth program and pricing, which helped to offset raw material inflation.”

Consumer Group reported record net sales of $628.9 million during the fourth quarter of fiscal 2021, an increase of 2.0% compared to net sales of $616.2 million reported in the fourth quarter of fiscal 2020. Organic sales decreased 3.8%, while acquisitions contributed 3.8% to sales. Foreign currency translation increased sales by 2.0%. Consumer Group IBT was $91.0 million compared to $74.6 million in the prior-year period. EBIT was $91.0 million, an increase of 21.9% compared to $74.7 million in the fiscal 2020 fourth quarter. The segment incurred restructuring-related expenses of $2.6 million during the fiscal 2021 fourth quarter and $29.8 million during the year-ago period. Excluding these charges, fiscal 2021 fourth-quarter adjusted EBIT was $93.6 million, a decrease of 10.4% compared to adjusted EBIT of $104.5 million reported during the prior-year period.

RPM Reports Results for Fiscal 2021 Fourth Quarter and Full Year

July 26, 2021

“During the first three quarters of this fiscal year, our Consumer Group’s sales and earnings have grown rapidly as it served the extraordinary demand for DIY home improvement products by consumers who were homebound during the pandemic. As more Americans became vaccinated and were no longer confined to their homes, DIY home improvement activity began to slow towards the end of the fourth quarter from its torrid pace since spring of 2020, though the pace of sales remained higher than pre-pandemic levels. In international markets, many of which still have stay-at-home orders in place, sales growth remained quite strong,” stated Sullivan. “Helping to partially offset the cost pressures were selling price increases and savings from our MAP to Growth program, some of which were invested in advertising programs to promote new products.”

The Specialty Products Group reported record net sales of $202.8 million during the fourth quarter of fiscal 2021, which increased 49.9% compared to net sales of $135.2 million in the fiscal 2020 fourth quarter. Organic sales increased 46.2%, while acquisitions contributed 0.7% to sales. Foreign currency translation increased sales by 3.0%. Segment IBT was $34.8 million compared with $2.9 million in the prior-year period. EBIT was $34.9 million, an increase of 1,079.6% compared to $3.0 million in the fiscal 2020 fourth quarter. The segment reported $1.4 million of restructuring and other items that are not indicative of ongoing operations in the fourth quarter of fiscal 2021 and $4.4 million in the comparable prior-year period. Adjusted EBIT, which excludes these items, was a record $36.3 million in the fiscal 2021 fourth quarter, an increase of 395.0% compared to adjusted EBIT of $7.3 million in the fiscal 2020 fourth quarter.

“For the second quarter in a row, our Specialty Products Group generated the highest organic growth among our four operating segments. Its results have improved sequentially over the past three quarters with excellent top- and bottom-line results by nearly all of its businesses, including cleaning chemicals and restoration equipment as well as coatings for recreational watercraft, food, pharmaceuticals, wood and other OEM applications,” Sullivan stated. “Its record results were driven by recent management changes, increased business development initiatives and improving market conditions.”

Full-Year Consolidated Results

Fiscal 2021 full-year net sales were $6.11 billion, an increase of 10.9% compared to $5.51 billion during fiscal 2020. Organic sales increased 8.1%, while acquisitions added 1.8%. Foreign currency translation increased sales by 1.0%. Net income was $502.6 million, an increase of 65.1% compared to $304.4 million in fiscal 2020. Diluted EPS increased 65.4% to $3.87 versus $2.34 a year ago. IBT was $668.4 million compared to $407.8 million reported in fiscal 2020. EBIT was $709.4 million, an increase of 42.2% versus the $499.0 million reported last year.

Fiscal 2021 and 2020 included restructuring and other items that are not indicative of ongoing operations of $75.2 million and $121.3 million, respectively. Excluding those items in both years, RPM’s adjusted EBIT was up 26.5% to $784.6 million compared to adjusted EBIT of $620.3 million last year. Investments resulted in a net after-tax gain of $31.2 million during fiscal 2021 and a net after-tax gain of $1.1 million last year. Excluding the restructuring and other items, as well as investment gains, adjusted diluted EPS for fiscal 2021 increased 35.5% to $4.16 compared to $3.07 in fiscal 2020.

RPM Reports Results for Fiscal 2021 Fourth Quarter and Full Year

July 26, 2021

Full-Year Segment Sales and Earnings

Construction Products Group fiscal 2021 full-year sales were $2.08 billion, an increase of 10.4% compared to $1.88 billion during fiscal 2020. Sales grew organically by 9.5% and foreign currency translation added 0.9%. IBT was $291.8 million versus year-ago IBT of $209.7 million. Segment EBIT was $299.8 million, an increase of 37.6% over EBIT of $217.9 million in fiscal 2020. The segment incurred restructuring and other items not indicative of ongoing operations of $9.9 million during fiscal 2021 and $14.2 million during fiscal 2020. Excluding these items, fiscal 2021 adjusted EBIT increased 33.4% to $309.7 million from $232.1 million reported for fiscal 2020.

Performance Coatings Group fiscal 2021 full-year sales declined by 4.8% to $1.03 billion from $1.08 billion during fiscal 2020. Organic sales decreased 6.8%, while acquisitions added 0.7%. Foreign currency translation increased sales by 1.3%. IBT was $90.7 million versus year-ago IBT of $102.3 million. Segment EBIT was $90.6 million, a decrease of 11.5% from EBIT of $102.3 million during fiscal 2020. The segment reported restructuring expense and acquisition-related costs of $13.5 million in fiscal 2021 and $19.4 million in fiscal 2020. Adjusted EBIT, which excludes these charges, decreased 14.5% to $104.1 million during fiscal 2021 from adjusted EBIT of $121.8 million during the prior year.

In the Consumer Group, fiscal 2021 sales were up 18.0% to $2.30 billion from $1.95 billion during fiscal 2020. Organic sales increased 13.3%, while acquisitions added 3.8%. Foreign currency increased sales by 0.9%. IBT was $354.8 million compared to year-ago IBT of $198.0 million. Consumer Group fiscal 2021 EBIT was $355.0 million, an increase of 79.0% compared to $198.3 million reported a year ago. The segment incurred restructuring expenses and acquisition-related costs of $13.7 million during fiscal 2021 and $54.7 million during fiscal 2020. Excluding these charges, fiscal 2021 adjusted EBIT was $368.7 million, an increase of 45.8% over adjusted EBIT of $253.0 million reported during the prior period.

Specialty Products Group fiscal 2021 sales were $706.0 million compared to $601.0 million a year ago, representing an increase of 17.5%. Organic sales increased 13.9%. Acquisitions added 2.3% and foreign currency translation increased sales by 1.3%. IBT was $108.2 million versus year-ago IBT of $57.9 million. Fiscal 2021 EBIT in the segment was $108.5 million, an increase of 87.1% versus $58.0 million a year ago. The segment reported restructuring expense and other items that are not indicative of ongoing operations of $6.7 million in fiscal 2021 and $18.7 million in fiscal 2020. Adjusted EBIT, which excludes these items, was $115.2 million in fiscal 2021, an increase of 50.3% versus $76.7 million in fiscal 2020.

Cash Flow and Financial Position

For fiscal 2021, cash from operations was a record $766.2 million compared to $549.9 million during fiscal 2020. Capital expenditures during fiscal 2021 of $157.2 million compare to $147.8 million in fiscal 2020. Total debt at the end of fiscal 2021 was $2.38 billion compared to $2.54 billion a year ago. Per the terms of RPM’s bank agreements, the company’s calculated net leverage ratio was 2.17 on May 31, 2021, which was an improvement as compared to 2.89 a year ago. RPM’s total liquidity at May 31, 2021 was $1.46 billion, and included $246.7 million of cash and $1.21 billion in committed available credit.

RPM Reports Results for Fiscal 2021 Fourth Quarter and Full Year

July 26, 2021

“Our cash flow was excellent and reached a record, increasing nearly 40% over last year’s record cash flow, primarily due to good working capital management and margin improvement initiatives. All working capital metrics improved during the year. As a result of our strong cash flow, we reinstituted our stock buyback program, completed multiple acquisitions and are investing more aggressively to support the growth of our businesses,” stated Sullivan.

Business Outlook

“As mentioned last quarter, a number of macroeconomic factors are creating inflationary and supply pressures on some of our product categories. Due to the lag impact resulting from our FIFO accounting methodology, we expect that our fiscal 2022 first-half performance will be significantly impacted by inflation throughout our P&L, which is currently averaging in the upper-teens. We continue to work to offset these increased costs with incremental MAP to Growth savings and commensurate selling price increases, which we will continue to implement as necessary. More importantly, the limited availability of certain key raw material components is negatively impacting our ability to meet demand. Our largest such challenge for the first half of fiscal 2022 will be in our Consumer Group,” stated Sullivan. “Several factors are compressing margins in the segment. First, selling price negotiations took place last spring and material costs have rapidly escalated further since then. Second, insufficient supply of raw materials, several of which are severely constrained due to trucking shortages or force majeure being declared by suppliers, has led to intermittent plant shutdowns and low productivity. Lastly, the Consumer Group has outsourced production in several cases to improve service levels at the expense of margins. In response to these first-half margin challenges, the Consumer Group is cutting costs and working with customers to secure additional price increases. We expect that our other three segments will successfully manage supply challenges to continue their robust top- and bottom-line momentum from the latest quarter into the first half of fiscal 2022.”

“Turning now to our first-quarter guidance, we expect consolidated sales to increase in the low- to mid-single digits compared to the fiscal 2021 first quarter, when sales grew 9% creating a difficult year-over-year comparison. Additionally, supply constraints have slowed production in some product categories. In spite of these factors, our revenue growth is expected to continue in three of our four segments,” stated Sullivan. “We anticipate our Construction Products Group and Performance Coatings Group to experience sales increases in the high-single or low-double digits. The Specialty Products Group is expected to generate double-digit sales increases. These sales projections are based on the assumption that global economies continue to improve. Sales in our Consumer Group are expected to decline double digits as it continues to face difficult comparisons to the prior year when organic growth was up 34%. However, the Consumer Group’s fiscal 2022 first-quarter sales are expected to be above the pre-pandemic record, indicating that we have expanded the user base for our products since then.”

“We expect our first-quarter adjusted EBIT to grow in three of our four segments, with the exception again being our Consumer Group. Based on the anticipated decline in this one segment, our first-quarter consolidated adjusted EBIT is expected to decrease 25% to 30% versus a difficult prior-year comparison, when adjusted EBIT in last year’s first quarter was up nearly 40%,” stated Sullivan.

“Moving to the second quarter of fiscal 2022, we expect good performance again, with the exception of the Consumer Group, where we anticipate similar challenges as discussed earlier to result in a significant

RPM Reports Results for Fiscal 2021 Fourth Quarter and Full Year

July 26, 2021

decline in adjusted EBIT against difficult prior-year comparisons when sales were up 21% and adjusted EBIT was up 66%,” stated Sullivan. “We anticipate that the second-quarter decline in Consumer will be mostly offset by the combined EBIT growth in our three other segments, leading to consolidated adjusted EBIT being roughly flat versus another difficult prior-year comparison, when consolidated adjusted EBIT was up nearly 30%.”

“After we work through the temporary supply chain challenges, we expect to emerge with a Consumer Group that has broader distribution and a larger user base than it had before the pandemic,” stated Sullivan. “For our other three segments, good results are expected to continue due to recent strategic changes in our Specialty Products Group continuing to bear fruit and the catch up of deferred maintenance driving additional business at our Construction Products Group and Performance Coatings Group.”

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed via webcast at www.RPMinc.com/Investors/Presentations-Webcasts/ or by dialing 833-323-0996 or 236-712-2462 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 1:00 p.m. EDT on July 26, 2021 until 11:59 p.m. EDT on August 2, 2021. The replay can be accessed by dialing 800-585-8367 or 416-621-4642 for international callers. The access code is 3685703. The call also will be available for replay and as a written transcript via the RPM website at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio with hundreds of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, Day-Glo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 15,500 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted

RPM Reports Results for Fiscal 2021 Fourth Quarter and Full Year

July 26, 2021

earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our first and second quarter fiscal 2022 adjusted EBIT guidance because material terms that impact such measures are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measures is not available without unreasonable effort.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates; (b) the prices, supply and availability of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; (k) risks relating to the Covid pandemic; (l) risks related to adverse weather conditions or the impacts of climate change and natural disasters; and (m) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2020, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,
	2021	2020	2021	2020
Net Sales	$1,744,307	$1,458,962	$6,106,288	$5,506,994
Cost of Sales	1,050,916	905,006	3,701,129	3,414,139

Gross Profit	693,391	553,956	2,405,159	2,092,855
Selling, General & Administrative Expenses	466,471	362,861	1,664,026	1,548,653
Restructuring Charges	5,826	14,344	18,106	33,108
Interest Expense	21,425	22,372	85,400	101,003
Investment (Income) Expense, Net	(10,716)	615	(44,450)	(9,739)
Other Expense, Net	6,132	6,909	13,639	12,066

Income Before Income Taxes	204,253	146,855	668,438	407,764
Provision for Income Taxes	47,889	37,680	164,938	102,682

Net Income	156,364	109,175	503,500	305,082
Less: Net Income (Loss) Attributable to Noncontrolling Interests	217	(139)	857	697

Net Income Attributable to RPM International Inc. Stockholders	$156,147	$109,314	$502,643	$304,385

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$1.21	$0.85	$3.89	$2.35

Diluted	$1.20	$0.84	$3.87	$2.34

Average shares of common stock outstanding - basic	127,977	128,155	128,334	128,468

Average shares of common stock outstanding - diluted	129,728	129,623	128,927	129,974

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,
	2021	2020	2021	2020
Net Sales:
CPG Segment	$629,386	$472,408	$2,076,565	$1,880,105
PCG Segment	283,311	235,063	1,028,456	1,080,701
Consumer Segment	628,859	616,246	2,295,277	1,945,220
SPG Segment	202,751	135,245	705,990	600,968

Total	$1,744,307	$1,458,962	$6,106,288	$5,506,994

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$107,160	$70,339	$291,773	$209,663
Interest (Expense), Net (b)	(1,705)	(2,033)	(8,030)	(8,265)

EBIT (c)	108,865	72,372	299,803	217,928
MAP to Growth related initiatives (d)	1,512	5,992	10,158	14,702
Acquisition-related costs (e)	—	—	—	548
Adjustment to Exit Flowcrete China (g)	—	(1,039)	(305)	(1,039)

Adjusted EBIT	$110,377	$77,325	$309,656	$232,139

PCG Segment
Income Before Income Taxes (a)	$25,968	$18,728	$90,687	$102,345
Interest Income (Expense), Net (b)	76	(2)	128	18

EBIT (c)	25,892	18,730	90,559	102,327
MAP to Growth related initiatives (d)	4,586	4,854	12,949	19,247
Acquisition-related costs (e)	546	66	546	184

Adjusted EBIT	$31,024	$23,650	$104,054	$121,758

Consumer Segment
Income Before Income Taxes (a)	$90,976	$74,612	$354,789	$198,024
Interest (Expense), Net (b)	(56)	(54)	(242)	(272)

EBIT (c)	91,032	74,666	355,031	198,296
MAP to Growth related initiatives (d)	2,551	29,799	12,527	54,695
Acquisition-related costs (e)	—	—	1,178	—

Adjusted EBIT	$93,583	$104,465	$368,736	$252,991

SPG Segment
Income Before Income Taxes (a)	$34,827	$2,901	$108,242	$57,933
Interest (Expense), Net (b)	(65)	(57)	(284)	(62)

EBIT (c)	34,892	2,958	108,526	57,995
MAP to Growth related initiatives (d)	1,400	4,371	6,732	18,485
Acquisition-related costs (e)	—	—	—	187
Unusual executive costs, net of insurance proceeds (f)	(10)	—	(10)	—

Adjusted EBIT	$36,282	$7,329	$115,248	$76,667

TOTAL OPERATIONS
Income Before Income Taxes (a)	$258,931	$166,580	$845,491	$567,965
Interest (Expense), Net (b)	(1,750)	(2,146)	(8,428)	(8,581)

EBIT (c)	260,681	168,726	853,919	576,546
MAP to Growth related initiatives (d)	10,049	45,016	42,366	107,129
Acquisition-related costs (e)	546	66	1,724	919
Unusual executive costs, net of insurance proceeds (f)	(10)	—	(10)	—
Adjustment to Exit Flowcrete China (g)	—	(1,039)	(305)	(1,039)

Adjusted EBIT	$271,266	$212,769	$897,694	$683,555

Corporate/Other
(Loss) Before Income Taxes (a)	$(54,678)	$(19,725)	$(177,053)	$(160,201)
Interest (Expense), Net (b)	(8,959)	(20,841)	(32,522)	(82,683)

EBIT (c)	(45,719)	1,116	(144,531)	(77,518)
MAP to Growth related initiatives (d)	10,377	1,420	30,406	15,960
Unusual executive costs, net of insurance proceeds (f)	272	(1,696)	(996)	(1,696)
Settlement for SEC Investigation & Enforcement Action (h)	—	—	2,000	—

Adjusted EBIT	$(35,070)	$840	$(113,121)	$(63,254)

TOTAL CONSOLIDATED
Income Before Income Taxes (a)	$204,253	$146,855	$668,438	$407,764
Interest (Expense)	(21,425)	(22,372)	(85,400)	(101,003)
Investment Income (Expense), Net	10,716	(615)	44,450	9,739

EBIT (c)	214,962	169,842	709,388	499,028
MAP to Growth related initiatives (d)	20,426	46,436	72,772	123,089
Acquisition-related costs (e)	546	66	1,724	919
Unusual executive costs, net of insurance proceeds (f)	262	(1,696)	(1,006)	(1,696)
Adjustment to Exit Flowcrete China (g)	—	(1,039)	(305)	(1,039)
Settlement for SEC Investigation & Enforcement Action (h)	—	—	2,000	—

Adjusted EBIT	$236,196	$213,609	$784,573	$620,301

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)	Reflects restructuring and other charges, all of which have been incurred in relation to our Margin Acceleration Plan initiatives, as follows.

“Inventory-related charges,” all of which have been recorded in Cost of Goods Sold;

“Headcount reductions, closures of facilities and related costs, and accelerated vesting of equity awards,” all of which have been recorded in Restructuring Expense;

“Accelerated Expense - Other,” “Receivable writeoffs (recoveries),” “ERP consolidation plan,” “Professional Fees,” “Unusual costs triggered by executive departures,” “Divestitures,” & “Discontinued Product Line,” all of which have been recorded in Selling, General & Administrative Expenses.

(e)	Acquisition costs reflect amounts included in gross profit for inventory step-ups.
(f)	Reflects unusual compensation costs, net of insurance proceeds, recorded unrelated to our MAP to Growth initiative, including stock and deferred compensation plan arrangements.
(g)

In FY18, we added back a charge to exit our Flowcrete China business. Included in that charge from FY18 was an accrual for a contingent liability. During Q2 2021, the contingent liability was resolved, and a favorable adjustment of ~ $0.3 million was recognized.

(h)

On December 22, 2020, the Court entered its Final Judgment resolving the legacy “SEC Investigation & Enforcement Action.” We agreed to pay a civil monetary penalty of $2.0 million under Section 21(d)(3) of the Exchange Act. The settlement amount was accrued for in our consolidated financial statements as of the period ending November 30, 2020, and paid during our fiscal 3rd quarter ending February 28, 2021.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,
	2021	2020	2021	2020
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$1.20	$0.84	$3.87	$2.34
MAP to Growth related initiatives (d)	0.13	0.30	0.45	0.75
Acquisition-related costs (e)	—	—	0.01	0.01
Unusual executive costs, net of insurance proceeds (f)	—	(0.01)	(0.01)	(0.01)
Adjustment to Exit Flowcrete China (g)	—	(0.01)	—	(0.01)
Settlement for SEC Investigation & Enforcement Action (h)	—	—	0.01	—
Discrete Tax Adjustments (i)	0.04	—	0.08	—
Investment returns (j)	(0.09)	0.01	(0.25)	(0.01)

Adjusted Earnings per Diluted Share (k)	$1.28	$1.13	$4.16	$3.07

(d)	Reflects restructuring and other charges, all of which have been incurred in relation to our Margin Acceleration Plan initiatives, as follows.

“Inventory-related charges,” all of which have been recorded in Cost of Goods Sold;

“Headcount reductions, closures of facilities and related costs, and accelerated vesting of equity awards,” all of which have been recorded in Restructuring Expense;

“Accelerated Expense - Other,” “Receivable writeoffs (recoveries),” “ERP consolidation plan,” “Professional Fees,” “Unusual costs triggered by executive departures,” “Divestitures,” & “Discontinued Product Line,” all of which have been recorded in Selling, General & Administrative Expenses.

(e)	Acquisition costs reflect amounts included in gross profit for inventory step-ups.
(f)	Reflects unusual compensation costs, net of insurance proceeds, recorded unrelated to our MAP to Growth initiative, including stock and deferred compensation plan arrangements.
(g)

In FY18, we added back a charge to exit our Flowcrete China business. Included in that charge from FY18 was an accrual for a contingent liability. During Q2 2021, the contingent liability was resolved, and a favorable adjustment of ~ $0.3 million was recognized.

(h)

On December 22, 2020, the Court entered its Final Judgment resolving the legacy “SEC Investigation & Enforcement Action.” We agreed to pay a civil monetary penalty of $2.0 million under Section 21(d)(3) of the Exchange Act. The settlement amount was accrued for in our consolidated financial statements as of the period ending November 30, 2020, and paid during our fiscal 3rd quarter ending February 28, 2021.

(i)

Includes income tax charges for an increase to our deferred income tax liability for withholding taxes on additional unremitted foreign earnings not considered permanently reinvested and for income tax charges related to certain foreign legal entity restructurings.

(j)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(k)	Adjusted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	May 31, 2021	May 31, 2020
Assets
Current Assets
Cash and cash equivalents	$246,704	$233,416
Trade accounts receivable	1,336,728	1,193,804
Allowance for doubtful accounts	(55,922)	(55,847)
Net trade accounts receivable	1,280,806	1,137,957
Inventories	938,095	810,448
Prepaid expenses and other current assets	316,399	241,608

Total current assets	2,782,004	2,423,429

Property, Plant and Equipment, at Cost	1,967,482	1,755,190
Allowance for depreciation	(1,002,300)	(905,504)

Property, plant and equipment, net	965,182	849,686

Other Assets
Goodwill	1,345,754	1,250,066
Other intangible assets, net of amortization	628,693	584,380
Operating lease right-of-use assets	300,827	284,491
Deferred income taxes, non-current	26,804	30,894
Other	203,705	208,008

Total other assets	2,505,783	2,357,839

Total Assets	$6,252,969	$5,630,954

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$717,176	$535,311
Current portion of long-term debt	1,282	80,890
Accrued compensation and benefits	258,380	185,531
Accrued losses	29,054	20,021
Other accrued liabilities	325,522	271,827

Total current liabilities	1,331,414	1,093,580

Long-Term Liabilities
Long-term debt, less current maturities	2,378,544	2,458,290
Operating lease liabilities	257,415	244,691
Other long-term liabilities	436,176	510,175
Deferred income taxes	106,395	59,555

Total long-term liabilities	3,178,530	3,272,711

Total liabilities	4,509,944	4,366,291

Stockholders’ Equity
Preferred stock; none issued	—	—
Common stock (outstanding 129,573; 129,511)	1,295	1,295
Paid-in capital	1,055,400	1,014,428
Treasury stock, at cost	(653,006)	(580,117)
Accumulated other comprehensive (loss)	(514,884)	(717,497)
Retained earnings	1,852,259	1,544,336

Total RPM International Inc. stockholders’ equity	1,741,064	1,262,445
Noncontrolling interest	1,961	2,218

Total equity	1,743,025	1,264,663

Total Liabilities and Stockholders’ Equity	$6,252,969	$5,630,954

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Year Ended
	May 31,	May 31,
	2021	2020
Cash Flows From Operating Activities:
Net income	$503,500	$305,082
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	146,857	156,842
Restructuring charges, net of payments	(2,909)	6,831
Fair value adjustments to contingent earnout obligations	(582)	680
Deferred income taxes	20,188	(12,150)
Stock-based compensation expense	40,926	19,789
Net (gain) on marketable securities	(38,774)	(1,132)
Other	(2,340)	(77)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
(Increase) decrease in receivables	(88,618)	82,060
(Increase) decrease in inventory	(68,802)	21,309
(Increase) decrease in prepaid expenses and other current and long-term assets	(11,457)	17,614
Increase (decrease) in accounts payable	151,388	(27,111)
Increase (decrease) in accrued compensation and benefits	62,966	(6,198)
Increase in accrued losses	8,510	487
Increase (decrease) in other accrued liabilities	43,010	(23,665)
Other	2,293	9,558

Cash Provided By Operating Activities	766,156	549,919

Cash Flows From Investing Activities:
Capital expenditures	(157,199)	(147,756)
Acquisition of businesses, net of cash acquired	(165,223)	(65,102)
Purchase of marketable securities	(121,669)	(28,891)
Proceeds from sales of marketable securities	112,298	31,337
Other	5,405	799

Cash (Used For) Investing Activities	(326,388)	(209,613)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	—	485,306
Reductions of long-term and short-term debt	(188,278)	(471,035)
Cash dividends	(194,720)	(185,101)
Repurchases of common stock	(49,956)	(125,000)
Shares of common stock returned for taxes	(22,826)	(18,075)
Payments of acquisition-related contingent consideration	(2,218)	(606)
Other	(1,621)	(2,359)

Cash (Used For) Financing Activities	(459,619)	(316,870)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	33,139	(13,188)

Net Change in Cash and Cash Equivalents	13,288	10,248
Cash and Cash Equivalents at Beginning of Period	233,416	223,168

Cash and Cash Equivalents at End of Period	$246,704	$233,416